Exhibit 99





     COMPUMED                          1230 Rosecrans Avenue,Suite 1000
     ________                          Manhattan Beach, CA 90266
                                       Tel: (310) 643-5106  Fax:  (310) 536-6128



     FOR IMMEDIATE RELEASE:        Contact:  Rod N. Raynovich
                                   President and Chief Executive Officer
                                   CompuMed, Inc.
                                   (310) 643-5106 ext. 299

                                   Noonan/Russo Communications, Inc.
                                   (212) 696-4455
                                   Jonathan Fassberg (Investor) ext. 248
                                   Richard Tammero ext. 222


                 COMPUMED ANNOUNCES RESULTS FOR THIRD FISCAL QUARTER
                                AND $5 MILLION FUNDING


     Manhattan Beach, CA- August 11, 1995-CompuMed, Inc. (NASDAQ: CMPD) today announced revenue and earnings results for the third quarter of the 1995 fiscal year ended June 30, 1995.

     Total service and product revenues for the third quarter ended June 30, 1995 were $832,000, up 37 percent from the revenues of $605,000 in the same period last year. The cardiac telemetry (ECG) revenues are up 11 percent over the same period last year. A large portion of the OsteoGram (registered trademark) revenue increase are the results of milestone installations of the OsteoSystem beta units to three international sites. Net loss for the third quarter was $296,000 or $(0.05) per share compared to $609,000 or $(0.12) per share in the same period of last year.

     The Company also announced that it has completed a 1.2 million share private placement of common stock with gross proceeds of $5.1 million. The President and CEO Rod N. Raynovich said, "This financing will be used to develop `second-generation' OsteoSystems technology and to further advance the TeleMedicine business plan. The financing was led by Lawrence A. Bowman, President of SoundView Asset Management with participation by the Sextant Group and other affiliates". The securities offered in such placement were not registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.

     Mr. Raynovich also added that, "The Company is currently in the final stage of negotiation for licensing of the OsteoGram (registered trademark).
     This was previously announced on June 27, 1995."

     CompuMed, based in Manhattan Beach, California, is focused on providing solutions to important medical problems through the use of computer technology. In addition to its cardiac telemedicine business, the Company currently markets the OsteoGram (registered trademark) a test that utilizes computer image analysis of simple hand x-rays to assess bone mineral density. CompuMed is also developing Detoxahol (trademark) , a substance and delivery technology to facilitate the rapid reduction of blood alcohol levels in people who have been drinking.

                                    COMPUMED, INC.
                               Selected Financial Data
                       for Three and Nine Months Ended June 30
                                     (Unaudited)



                              Three Months Ended       Nine Months Ended
                                   June 30,                 June 30,

                         1995             1994              1995           1994
                         ----             ----              ----           ----
     Revenues:
           ECG           $500,000       $450,000       $1,430,000    $1,277,000
           OsteoGram      332,000        155,000          601,000       414,000
           (registered
           trademark)
           Real estate
            Leases        117,000          -              355,000           -
           Other           (5,000)         1,000           (2,000)        3,000
                          --------        ------            -----         -----
                          944,000        606,000        2,384,000     1,694,000
                          ========       =======       ==========     =========

     Net loss           $(296,000)     $(609,000)     $(1,080,000)  $(3,460,000)
                         =========     =========       ===========    ==========

     Net Loss per share $    (.05)    $   (.12)        $     (.19)    $    (.82)
                         =========      ========       ==========     =========

     Average shares
     outstanding         6,430,200     5,146,600        5,613,000     4,206,600
                         ----------    ---------       ----------     ---------